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                        STOCK ESCROW AND PLEDGE AGREEMENT

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      THIS STOCK ESCROW AND PLEDGE AGREEMENT (this "Agreement") made and entered into this 18th day of December, 1998, by and among LARRY A. DAVIS ("Pledgor"), as the sole shareholder of COMMUNICATIONS SOFTWARE CONSULTANTS, INC., a New York Corporation, and BILLING CONCEPTS CORP., a Delaware corporation ("Pledgee") and U.S. TRUST COMPANY OF TEXAS, N.A., as Escrow Agent ("Escrow Agent"). Except as otherwise defined herein, capitalized terms used in this Escrow Agreement will have the meanings set forth in the Merger Agreement (as hereinafter defined).

                              W I T N E S S E T H:

      WHEREAS, contemporaneously herewith Pledgor and Pledgee are executing a certain Plan of Merger and Acquisition Agreement (the "Merger Agreement"), which contemplates, inter alia, the deposit of certain securities into escrow with the Escrow Agent for the purpose of securing the indemnity obligations of Pledgor pursuant to the Merger Agreement (the "Indemnity Obligations"); and,

      WHEREAS, Pledgor and Pledgee have agreed that Pledgor and Pledgee will enter into this Agreement with the Escrow Agent pursuant to which Pledgor pledges in escrow to the Escrow Agent 248,275 shares (the "Pledged Securities") of the common stock of Pledgee pursuant to Article 11.8 of the Merger Agreement; and,

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and Ten Dollars ($10.00) and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agrees as follows:

      1. APPOINTMENT OF ESCROW AGENT. Pledgor and Pledgee hereby appoint U.S. Trust Company of Texas, N.A. to serve as Escrow Agent, and the Escrow Agent hereby accepts, under the terms of this Agreement, such appointment and the agency created thereby.

      2. ESCROW AND PLEDGE OF SHARES. Pledgor hereby grants a security interest to Pledgee in the Pledged Securities and the Escrow Fund (as hereinafter defined). Promptly after the Effective Time, the Pledgor will deposit the Pledged Securities with the Escrow Agent who will hold such shares in escrow in order to secure the Indemnity Obligations until the Escrow Agent is required to release such shares pursuant to the terms of this Agreement. The Escrow Agent agrees to accept delivery of the Pledged Securities in escrow subject to the terms and conditions of this Agreement


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and to hold the Pledged Securities as security for the payment by the Pledgor of any Indemnity Obligations, all in accordance with the applicable terms and provisions hereof and of the Agreement. Pledgor has also deposited with the Escrow Agent duly executed stock powers naming the Escrow Agent as attorney-in-fact and agent for the limited purpose of reconveying the Pledged Securities to Pledgee or Pledgor, as the case may be. Pledgee has executed and delivered a Release of Lien (the "Release of Lien") to the Escrow Agent releasing and terminating its security interest in the Pledged Securities and which Release of Lien is to be held in escrow by the Escrow Agent until the Indemnity Obligations are fully and finally resolved. The Pledged Securities and all proceeds therefrom, together will all income earned thereon, is herein called the "Escrow Fund". The Escrow Fund will be held, invested, reinvested and disbursed by the Escrow Agent in accordance with the terms hereof and the Merger Agreement.

      3. REPRESENTATIONS OF PLEDGOR. The Pledgor warrants and represents that
(i) there are no restrictions upon the transfer of any of the Pledged Securities, other than may appear on the face of the certificate(s) and except as arise under applicable federal and state securities laws and regulations,
(ii) the Pledged Securities are not subject to any encumbrances or obligations, except as arise under applicable federal and state securities laws and regulations and as described or referred to herein, and (iii) the Pledgor has the right to transfer the Pledged Securities free of any encumbrance or obligation and without obtaining the consents of any other persons except as may be required under applicable federal and state securities laws and regulations.

      4. DIVIDENDS. Any cash dividends or other distributions will be distributed currently by Pledgee to the Pledgor.

      5. VOTING RIGHTS. During the term of this Agreement or until Pledgee obtains possession of the Pledged Securities pursuant to Section 8 herein, Pledgor shall have the right to vote the Pledged Securities on all corporate questions as a shareholder of Pledgee and, if a need shall arise, the Escrow Agent shall execute due and timely proxies in favor of Pledgor to this end. While the Pledged Securities remain in the Escrow Agent's possession pursuant to this Agreement, the Pledgor will retain and be able to exercise all other incidents of ownership of the Pledged Securities that are not inconsistent with the terms and conditions hereof.

      6. STOCK ADJUSTMENTS. In the event that, during the term of this Agreement should (i) any stock dividend, reclassification, readjustment or other change be declared or made in the capital stock of the issuer of the Pledged Securities or
(ii) the issuer of any of the Pledged Securities be consolidated with or merged into another corporation, then, and in any such event or events, all new, substituted or additional shares (or other securities), cash or other consideration issued by reason of any such event, shall be deemed and treated as an integral part of the Pledged Securities and Escrow Fund (and included within the definition of Pledged Securities and Escrow Fund set forth hereinabove) and shall be held by the Escrow Agent pursuant to the terms of this Agreement in the manner as the shares of stock originally deposited hereunder.


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      7. TERMINATION OF AGREEMENT. The Escrow Fund shall be held by the Escrow
Agent for a period of one year following the Effective Time (the "Escrow Termination Date"); provided, however, if as of such date the Indemnitees' shall have made a claim for indemnification or payment pursuant to Article 11 of the Merger Agreement (including, but not limited to, a Third-Party Claim) or otherwise, which has not been finally resolved by such date, Escrow Agent shall continue to hold the Escrow Fund until all such claims (including, but not limited to, all Third-Party Claims) shall have been finally resolved. Upon termination of this Agreement according to the above terms, the security interest herein created in the Pledged Securities shall be terminated and the Escrow Agent shall (i) deliver to Pledgor all the shares of the Pledged Securities then in the Escrow Agent's possession, if any, free and clear from the encumbrance created by the provisions of this Agreement and duly endorsed for transfer and (ii) the executed Release of Lien.

      8. INDEMNIFICATION EVENT. Pledgee and the Purchaser and the other BCC Parties included in the definition of Indemnitee are indemnified pursuant to the terms of Article 11 of the Merger Agreement (which terms are incorporated herein by reference) from and against any Damages, subject to the limitations set forth in Article 11 of the Merger Agreement and herein. The Pledged Securities will be security for the Indemnity Obligations, subject to the limitations, and in the manner provided, in Article 11 of the Merger Agreement and this Agreement.

      9. REMEDIES. Upon the happening of any event that an Indemnitee has determined has given or could give rise to a right of indemnification under the Merger Agreement (an "Indemnification Event"), Pledgee's rights with respect to the Escrow Fund shall be those of a Secured Party under the Texas Business and Commerce Code in force (the "Code") at the date of this Agreement and under any other applicable law from time to time in effect.

      Upon the occurrence of any Indemnification Event, the Escrow Agent shall make distributions from the Escrow Fund to Pledgee upon receiving a written joint distribution request executed by both Pledgee and Pledgor or their respective heirs, representatives, successors or assigns and specifying the amount that is to be distributed to Pledgee from the Escrow Fund. If there is a disagreement as to the disbursement and delivery of the Escrow Fund between the Pledgee and Pledgor, the disagreement shall be resolved pursuant to the provisions of the Merger Agreement and, upon completion of any arbitration proceeding, the arbitrator or other appropriate party shall certify the results of the arbitration to the Escrow Agent, including the decision, and the Escrow Agent shall be entitled to rely and act accordingly with respect to payments to Pledgee hereunder, if any, on the basis of the decision of the arbitrator as so certified.

      Any amount owed pursuant to an Indemnification Obligation will be payable out of the Pledged Securities then held by the Escrow Agent at a per share value equal to $12.59. If Pledged Securities are applied to satisfy an Indemnification Obligation, the Escrow Agent, as attorney-in-fact and agent for the holder of the Pledged Securities, shall deliver to the transfer agent for the BCC Stock (the "Transfer Agent"), the certificates representing the shares of Pledged Securities together with instructions to the Transfer Agent to reissue the number of

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shares necessary to satisfy the Indemnification Obligation to Pledgee (which shares shall become treasury shares with respect to Pledgee) and to reissue the remaining shares in the names of the original holder of the shares of the Pledged Securities. The reissued shares that are not issued to Pledgee shall then be delivered to the Escrow Agent and continue to be shares of Pledged Securities until the Escrow Termination Date. No fractional shares of Pledged Securities shall be delivered to Pledgee to satisfy any Indemnification Obligation; and in lieu of any such fractional shares, the number of Pledged Securities so delivered to Pledgee shall be rounded to the nearest whole share and the amount of cash delivered to Pledgee to satisfy such Indemnification Event shall be adjusted accordingly. In the event that the Escrow Fund contains cash in addition to the Pledged Securities, any Indemnification Obligations shall be satisfied first from the Pledged Securities and then from such cash.

      10. OBLIGATION OF ESCROW AGENT. If there is any dispute as to whether (i) the Escrow Agent is obligated to deliver any cash, shares (constituting all or any part of the Pledged Securities) or other documents which it holds or (ii) as to whom said cash, shares of stock or other documents are to be delivered, the Escrow Agent shall not be obligated to make any delivery, but, in such event, may hold the same until receipt by the Escrow Agent of an authorization, in writing, signed by all of the parties having an interest in such dispute directing the disposition of the same; or, in the absence of such authorization, the Escrow Agent may hold said shares of stock, cash and/or other documents until the final determination of the rights of the parties in accordance with the Merger Agreement. If such written authorization is not given or proceedings for such determination are not begun and diligently continued, the Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit said shares of stock, cash and/or documents in the Registry of the District Court in and for San Antonio, Texas, pending such determination.

      The Escrow Agent shall not be responsible for any acts or omissions unless negligently or willfully done and upon making delivery of the shares of stock, cash and/or documents which the Escrow Agent holds in accordance with the terms of this Agreement, the Escrow Agent shall have absolutely no further liability hereunder. The Escrow Agent shall serve without bond, security or surety.

      In the event that the Escrow Agent places the shares of stock (constituting all or any part of the Pledged Securities), cash or any other documents that have actually been delivered to the Escrow Agent as Escrow Agent pursuant to this Agreement in the Registry of an appropriate Court having jurisdiction thereof, and files an action of interpleader, naming the parties hereto, the Escrow Agent shall thereupon and thereafter be released and relieved from any and all further obligation and liability hereunder or in connection herewith. The parties shall and do hereby, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any and all damages or losses arising hereunder or in connection herewith, including but not limited to all costs and expenses incurred by the Escrow Agent in connection with the filing of such

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action including, but not limited to, reasonable attorney's fees for the Escrow
Agent's attorneys through all trial and appellate levels.

      11. EXPENSES. All fees and expenses of the Escrow Agent incurred in performing its responsibilities hereunder will be paid by Pledgee upon receipt of a written invoice by Escrow Agent.

      12. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Agreement, specifying a date not less than ten days following such notice date of when such resignation will take effect. Pledgee will designate a successor Escrow Agent in accordance with the terms of the Merger Agreement. The Escrow Agent will promptly transfer the Escrow Fund to such designated successor.

      13. MODIFICATION AND ALTERATION. This Agreement may not be altered or amended unless in writing, signed by the parties against whom enforcement is sought.

      14. PERSONS BOUND. This Agreement shall be binding upon and shall inure to the benefit of Pledgee, Pledgor and the Escrow Agent and their respective heirs, representatives, successors and assigns.

      15. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties with regard to the pledging, deposit in escrow and the holding of the Escrow Fund as collateral for the purposes set out herein.

      16. TIME IS OF THE ESSENCE. The parties acknowledge that time is of the essence.

                         [SIGNATURES ON FOLLOWING PAGE]





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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement in counterparts as of the day and year first above written.

                              SHAREHOLDER:

                              /s/ LARRY A. DAVIS
                              --------------------------
                              Larry A. Davis


                              PLEDGEE:

                              BILLING CONCEPTS CORP.

                              By:   /s/ ALAN W. SALTZMAN
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                                    Alan W. Saltzman
                                    President & COO


                              ESCROW AGENT:

                              U.S. TRUST COMPANY OF TEXAS, N.A.

                              By:   /s/ BILL BARBER
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                              Name:       Bill Barber
                                   ---------------------
                              Title:      Vice President
                                    --------------------